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EnactMI.com

FOR IMMEDIATE RELEASE
November 1, 2022

Enact Declares Special Cash Dividend of $183 Million and Initiates $75 Million Share Repurchase Program

RALEIGH, N.C., November 1, 2022 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) today announced that its Board of Directors declared a special cash dividend of $183 million, or $1.12 per common share, and has authorized a $75 million share repurchase program. The special cash dividend is payable on December 6, 2022 to shareholders of record as of close of business on November 18, 2022. In support of our planned capital actions, EMICO, our primary mortgage insurance operating company, completed a distribution of $242 million to our holding company in October.

“The Board’s decision to declare a special cash dividend and authorize a share repurchase program reflects our strong capital position, continued confidence in our long-term outlook, and commitment to returning capital to shareholders,” said Rohit Gupta, President and CEO of Enact. “These actions put us on a trajectory to return at least $250 million of capital to shareholders in 2022. Going forward, we remain committed to our balanced approach to capital allocation and are well positioned with the financial strength and flexibility to continue investing in our business while also managing risk and generating value for our shareholders.”

Enact’s share repurchase program authorizes the purchase of up to $75 million of the company’s common stock utilizing a variety of methods, including open market purchases, and privately negotiated transactions, and may be made under Rule 10b5-1 trading plans, at such times and in such amounts as management deems appropriate. In support, Enact has entered into an agreement with Genworth Holdings, Inc. to repurchase its Enact shares on a pro rata basis as part of the program. The share repurchase program is not expected to change Genworth’s ownership interest in Enact post completion.

Enact expects the timing and amount of any share repurchases will be opportunistic and will depend on a variety of factors, including Enact’s share price, capital availability, business and market conditions, regulatory requirements, and debt covenant restrictions. The program does not obligate Enact to acquire any amount of common stock, it may be suspended or terminated at any time at the Company’s discretion without prior notice, and it does not have a specified expiration date.

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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Brittany Harris-Flowers
brittany.harris-flowers@enactmi.com